Exhibit 99.1

Oceaneering Reports Fourth Quarter and Annual Earnings

— Achieves Annual EPS of $3.40, Second Highest in Oceaneering’s History

— Reaffirms 2010 EPS Guidance of $3.25 to $3.55

February 17, 2010 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported fourth quarter and annual earnings for the periods ended December 31, 2009.

For the fourth quarter of 2009, on revenue of $452.3 million, Oceaneering generated net income of $46.1 million, or $0.83 per share. During the corresponding period in 2008, Oceaneering reported revenue of $525.7 million and net income of $51.0 million, or $0.92 per share. For the year 2009, Oceaneering reported net income of $188.4 million, or $3.40 per share, on revenue of $1.8 billion. Net income for 2008 was $199.4 million, or $3.56 per share, on revenue of nearly $2.0 billion.

Summary of Results

(in thousands, except per share amounts)

	Three months ended			Year Ended
	December 31,		Sept. 30,	December 31,
	2009	2008	2009	2009	2008
Revenue	$452,262	$525,691	$484,036	$1,822,081	$1,977,421
Gross Margin	107,734	120,248	114,045	437,726	464,800
Operating Income	72,132	81,626	76,306	292,116	317,558
Net Income	$46,058	$51,009	$49,839	$188,353	$199,386

Net Income Attributable to Diluted Common Shares *	$45,737	$50,465	$49,491	$187,035	$197,284
Weighted Average Number of Diluted Common Shares *	55,095	54,726	55,058	55,026	55,374
Diluted Earnings Per Share *	$0.83	$0.92	$0.90	$3.40	$3.56

*	2008 period amounts have been restated to comply with current accounting rules.

Annual and quarterly net income declined from 2008 as a result of lower operating income performances from Subsea Products, Subsea Projects, and Inspection. ROV operating income performances were record highs for both periods.

Results for the fourth quarter of 2009 included, in Mobile Offshore Production Systems (MOPS) gross margin, a $1.9 million gain on the sale of the Ocean Producer, a recently retired floating production storage and offloading unit. MOPS results in the fourth quarter of 2008 included a $5.7 million impairment charge to reduce our investment in the Ocean Pensador, an oil tanker that was sold in the second quarter of 2009.

T. Jay Collins, President and Chief Executive Officer, stated, “Our earnings of over $188 million were the second highest in Oceaneering’s history and EPS of $3.40 was only 4% below last year’s record results. This was a remarkable accomplishment and particularly gratifying during a time of global economic recession, tight credit markets, and declining oil consumption. Our performance in this environment was largely attributable to increased demand for ROV drill support services and the success of our efforts to control expenses, which enabled us to maintain the operating income margin we realized in 2008.

“We achieved record ROV operating income performance for the sixth consecutive year. Year over year, we grew ROV operating income by increasing our vehicle days on hire and controlling our expenses. During 2009 we put 30 new ROVs into service and retired nine. At year-end we had 248 vehicles in our fleet.

“Compared to 2008, Subsea Products operating income decreased due to demand declines for our specialty subsea products, lower umbilical plant throughput, and unanticipated manufacturing costs we incurred on two BOP control systems. Subsea Projects profit declined due to lower demand for our shallow-water vessel and diving services and competitive pressure in our deepwater vessel market due to an increase in industry vessel availability. Inspection results decreased due to the unfavorable currency impact of a stronger U.S. Dollar relative to the British Pound and lower demand for services.

“In 2009 we continued to take actions to position the company for future growth and increased earnings. Our capital expenditures were $175 million, of which $147 million was spent on growing and upgrading our ROV operations.

“Our balance sheet remained in great shape at year end. We had $162 million of cash, $120 million of debt, $200 million available under our revolving credit facility, and $1.2 billion of equity.

“For 2010 the International Energy Agency forecasts a global surplus supply of oil due to a reduction in demand stemming from the 2009 global economic recession. We therefore anticipate some deepwater construction projects will continue to be deferred until there is a meaningful recovery in hydrocarbon demand. We believe, however, that deepwater drilling activity will keep growing in 2010 as new floating rigs currently under construction are added to the worldwide fleet.

“We are forecasting our 2010 EPS to be relatively flat with 2009, in the range of $3.25 to $3.55. Compared to 2009, our forecast assumptions include unit volume growth and increased operating profit from ROVs, improved operating efficiencies and results for Subsea Products, declines in Subsea Projects activity levels and operating income, and a lower contribution from MOPS, due primarily to the retirement and sale of the Ocean Producer. For the first quarter of 2010, we are forecasting EPS of $0.65 to $0.75.

“For 2010 we anticipate generating in excess of $300 million of cash flow, simply defined as net income plus depreciation and amortization. This projected cash flow will provide ample resources to invest in Oceaneering’s growth.

“Looking longer term, our belief that the oil and gas industry will continue to invest in deepwater to counteract high existing reservoir depletion rates remains unchanged. Deepwater is one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low per barrel finding and development costs. Therefore, we anticipate demand for our deepwater services and products will remain promising. With our existing assets, we are well positioned to supply a wide range of the services and products required to support the deepwater exploration, development, and production efforts of our customers.”

- more -

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: anticipation that some deepwater construction projects will continue to be deferred until there is a meaningful recovery in hydrocarbon demand; belief that deepwater drilling activity will keep growing in 2010 as new floating rigs under construction are added to the worldwide fleet; 2010 EPS guidance range of $3.25 to $3.55; 2010 forecast assumptions, including that it will achieve unit volume growth and increased operating profits from ROVs, improved operating efficiencies and results in Subsea Products, declines in Subsea Projects activity levels and operating income, and a lower contribution from MOPS due primarily to the retirement and sale of the Ocean Producer; first quarter 2010 forecasted EPS range of $0.65 to $0.75; anticipation of generating, during 2010, in excess of $300 million of cash flow, as defined, and the expectation that this cash flow will provide ample resources to invest in the company’s growth; belief that the oil and gas industry, over the long term, will continue to increase its investment in deepwater to counteract high existing reservoir depletion rates; anticipation that demand for its deepwater services and products will remain promising; and forecasted EBITDA for 2010 and the related reconciliations thereof to forecasted net income. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties executing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2008 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for Thursday, February 18, 2010 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2009	Dec. 31, 2008
	(in thousands)

ASSETS
Current Assets (including cash and cash equivalents of $162,351 and $11,200)	$874,139	$747,705
Net Property and Equipment	766,361	697,430
Other Assets	239,787	224,885

TOTAL ASSETS	$1,880,287	$1,670,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$388,547	$357,327
Long-term Debt	120,000	229,000
Other Long-term Liabilities	147,417	116,039
Shareholders’ Equity	1,224,323	967,654

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,880,287	$1,670,020

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
	Dec. 31,	Dec. 31,	Sept. 30,	December 31,
	2009	2008	2009	2009	2008
	(in thousands, except per share amounts)

Revenue	$452,262	$525,691	$484,036	$1,822,081	$1,977,421
Cost of Services and Products	344,528	405,443	369,991	1,384,355	1,512,621

Gross Margin	107,734	120,248	114,045	437,726	464,800
Selling, General and Administrative Expense	35,602	38,622	37,739	145,610	147,242

Income from Operations	72,132	81,626	76,306	292,116	317,558
Interest Income	181	395	287	694	907
Interest Expense	(1,478)	(3,603)	(1,714)	(7,781)	(13,485)
Equity earnings of unconsolidated affiliates, net	825	22	768	3,242	1,919
Other Income (Expense), net	(800)	597	1,028	1,504	321

Income before income taxes	70,860	79,037	76,675	289,775	307,220
Provision for Income Taxes	24,802	28,028	26,836	101,422	107,834

Net Income	$46,058	$51,009	$49,839	$188,353	$199,386

Net Income Attributable to Diluted Common Shares *	$45,737	$50,465	$49,491	$187,035	$197,284
Weighted Average Number of Diluted Common Shares*	55,095	54,726	55,058	55,026	55,374
Diluted Earnings per Share *	$0.83	$0.92	$0.90	$3.40	$3.56

*	2008 period amounts have been restated to comply with current accounting rules.

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended			For the Year Ended
		Dec. 31, 2009	Dec. 31, 2008	Sept. 30, 2009	Dec. 31, 2009	Dec. 31, 2008
		($ in thousands)

Remotely Operated Vehicles	Revenue	$167,580	$160,253	$166,010	$649,228	$625,921
	Gross margin	$63,293	$60,809	$61,694	$237,023	$221,270
	Operating income	$55,158	$52,891	$53,994	$207,683	$190,343
	Operating margin %	33%	33%	33%	32%	30%
	Days available	22,724	20,649	22,011	86,527	79,052
	Utilization	78%	82%	79%	79%	82%

Subsea Products	Revenue	$124,467	$171,129	$132,748	$487,726	$649,857
	Gross margin	$28,331	$35,356	$27,798	$115,056	$146,747
	Operating income	$15,093	$22,189	$14,054	$60,526	$96,046
	Operating margin %	12%	13%	11%	12%	15%
	Backlog at end of period	$321,000	$298,000	$328,000	$321,000	$298,000

Subsea Projects	Revenue	$48,627	$90,312	$65,861	$241,393	$256,517
	Gross margin	$13,396	$26,735	$19,274	$74,564	$81,534
	Operating income	$11,967	$24,034	$17,128	$66,514	$72,816
	Operating margin %	25%	27%	26%	28%	28%

Inspection	Revenue	$53,739	$56,253	$57,582	$216,140	$249,109
	Gross margin	$8,853	$10,275	$11,208	$41,125	$48,518
	Operating income	$5,569	$5,973	$7,296	$26,443	$31,017
	Operating margin %	10%	11%	13%	12%	12%

Mobile Offshore Production Systems	Revenue	$5,067	$9,389	$9,960	$33,214	$39,274
	Gross margin	$3,207	$(2,049)	$2,726	$10,093	$8,361
	Operating income (loss)	$3,114	$(2,418)	$2,355	$8,890	$6,730
	Operating margin %	61%	-26%	24%	27%	17%

Advanced Technologies	Revenue	$52,782	$38,355	$51,875	$194,380	$156,743
	Gross margin	$5,698	$4,433	$7,713	$25,128	$21,596
	Operating income	$1,988	$1,450	$4,375	$12,366	$9,773
	Operating margin %	4%	4%	8%	6%	6%

Unallocated Expenses	Gross margin	$(15,044)	$(15,311)	$(16,368)	$(65,263)	$(63,226)
	Operating income	$(20,757)	$(22,493)	$(22,896)	$(90,306)	$(89,167)

TOTAL	Revenue	$452,262	$525,691	$484,036	$1,822,081	$1,977,421
	Gross margin	$107,734	$120,248	$114,045	$437,726	$464,800
	Operating income	$72,132	$81,626	$76,306	$292,116	$317,558
	Operating margin %	16%	16%	16%	16%	16%

SELECTED CASH FLOW INFORMATION
	Capital expenditures, including acquisitions	$29,970	$53,850	$54,953	$175,021	$252,277
	Depreciation and amortization	$33,433	$33,022	$31,798	$122,945	$115,029

The above should be read in conjunction with the Company’s latest Annual Report on

Form 10-K and Quarterly Report on Form 10-Q.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Year Ended
	Dec. 31, 2009	Dec. 31, 2008	Sept. 30, 2009	Dec. 31, 2009	Dec. 31, 2008
	(in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
Net Income	$46,058	$51,009	$49,839	$188,353	$199,386
Depreciation and Amortization	33,433	33,022	31,798	122,945	115,029

Subtotal	79,491	84,031	81,637	311,298	314,415

Interest Income/Expense, Net	1,297	3,208	1,427	7,087	12,578
Provision for Income Taxes	24,802	28,028	26,836	101,422	107,834

EBITDA	$105,590	$115,267	$109,900	$419,807	$434,827

		2010 Estimates
		Low	High
		(in thousands)

Net Income		$180,000	$195,000
Depreciation and Amortization		135,000	145,000

Subtotal		315,000	340,000

Interest Income/Expense, Net		5,000	5,000
Provision for Income Taxes		95,000	105,000

EBITDA		$415,000	$450,000